Exhibit 23.1

         CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-71792, 33-89786, 333-56093, and 333-101548) and
Registration Statement on Form S-3 (No. 333-76089) of DENTSPLY International Inc. of our report dated March 10, 2006, except for the restatement discussed in
Note 18 to the consolidated financial statements and the matter discussed in the penultimate paragraph of Management's Report on Internal Control Over Financial Reporting, as to which the date is November 6, 2006, relating to the financial statements, financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.



/s/ PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
November 6, 2006